SECURITIES PURCHASE AGREEMENT

     This Securities Purchase Agreement (this "Agreement"), dated as of June 4, 1999 is entered into by and between The State of Wisconsin Investment Board, an independent state agency organized under the laws of Wisconsin, with an address at 121 E. Wilson Street, 2nd Floor, Madison, Wisconsin 53707-7842, Attn:
Investment Director for Small Cap Stocks (the "Purchaser"), and AgriBioTech, Inc., a Nevada corporation with an address at 120 Corporate Park Drive, Henderson, Nevada 89014 (the "Company").

     The Company has offered for sale, and the Purchaser has agreed to purchase four million, two hundred seventy six thousand, eight hundred and fifty (4,276,850) shares (the "Shares") of fully registered common stock, par value of $.001 per share, of the Company ("Common Stock") on the terms and conditions herein provided. In connection herewith, the Company and the Purchaser hereby agree as follows:

     1. Purchase and Sale of Shares. Upon the basis of the representations and warranties and subject to the terms and conditions set forth herein, the Company agrees to issue and sell the Shares to the Purchaser on the Closing Date (as herein defined) at $6.546875 per Share, or an aggregate purchase price of $28,000,000 (the "Purchase Price") and, upon the basis of the representations and warranties and subject to the terms and conditions set forth herein, the Purchaser agrees to purchase the Shares from the Company on the Closing Date at the Purchase Price.

     Notwithstanding the foregoing, in the event that the Company sells any shares (or securities that may be converted into or exchanged for shares) of Common Stock in an original issuance (not shares traded on Nasdaq in the aftermarket) for less than $6.546875 per share at any time during the forty-five
(45) day period commencing on the date hereof (except for shares issued pursuant to (a) stock options, (b) purchases by the Company of outstanding existing stock options (c) warrants outstanding as of the date hereof, and (d) agreements existing as of the date hereof that guarantee the price of common stock issued in transactions with HybriGene, LLC and Kimeragen, Inc.), the Company shall have the obligation to promptly notify and pay the Purchaser (x) the aggregate difference between (i) the per share price of the Shares and (ii) the per share price of such additional shares of the Company's Common Stock (or securities that may be converted into or exchanged for shares of Common Stock) so sold, (y) multiplied by the number of Shares purchased hereunder, at the Company's option, in either cash or additional shares of the Company's Common Stock. If the Company elects to pay in Common Stock, the Common Stock shall be valued at the price at which the Company sells any such shares (or securities that may converted into or exchanged for shares) of Common Stock and will be payable within five (5) days of such other sale.

     2. Closing. The closing of the purchase and sale of the Shares (the "Offering") shall take place on June 7, 1999 as coordinated by the parties, or on such other date or at such other time and place as the Company and the Purchaser may agree upon (such time and date of the closing being referred to herein as the "Closing Date"). Upon payment of the Purchase Price in full in immediately available funds by or on behalf of the Purchaser to the Company by wire transfer to an account specified by the Company to the Purchaser prior to the Closing Date, the Company will promptly cause its transfer agent to deliver to the Purchaser on the Closing Date certificates representing the shares of Common Stock in such denominations and registered in such names as the Purchaser shall request.

3. Registration.

     (a) On August 14, 1998, the Company's Registration Statement on Form S-3, No. 333-61127, was declared effective by the Securities and Exchange Commission ("Commission") and on May 13, 1999 Post-Effective Amendment No. 1 was declared effective (including all exhibits thereto and all information and documents incorporated by reference therein, the
          "Registration Statement") and includes the registration of the original issuance of the Shares of Common Stock purchased by the Purchaser pursuant to this Agreement.

     (b) Promptly after the Closing Date, the Company shall take all requisite action to list the Shares for trading on The Nasdaq National Market.

4. Representations and Warranties of the Company. The Company represents and warrants, as of the date hereof and as of the Closing Date, as follows:

     (a) no consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company or any of the Company's affiliates is required for the execution of this Agreement or the sale of the Shares to the Purchaser;

     (b) neither the sale of the Shares nor the performance of the Company's other obligations pursuant to this Agreement will violate, conflict with, result in a breach of, or constitute a default (or an event that, with the giving of notice or the lapse of time or both, would constitute a default or trigger any right of a third party to acquire equity interests in the Company or cause mandatory adjustment of the price at which an outstanding security of the Company is convertible into Common Stock) under (i) the Certificates of Incorporation or bylaws of the Company; (ii) any decree, judgment, order or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of the Company's properties or assets; (iii) any law, treaty, rule or regulation applicable to the Company (other than the federal securities laws, representations and warranties with respect to which are made by the Company, or the requirements of the Nasdaq Stock Market); or (iv) the terms of any bond, debenture, note or other evidence of indebtedness, or any agreement, stock option or similar plan by which the Company is bound or to which any property of the Company is subject, in any event above, which violation, conflict or breach would have a material adverse effect on the Company;

     (c) the Company has taken all corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and will use the proceeds of sale for working capital and to fully repay any balance remaining on the bridge loans listed in paragraph (g) of this Section 4;

     (d) the Company has duly authorized the issuance of the Shares and, when issued and delivered to and paid for by the Purchaser in accordance with the terms hereof, the Common Stock will be duly and validly issued, fully paid and non-assessable and will not constitute "restricted securities" within the meaning of Rule 144(a)(3) promulgated under the Securities Act of 1933, as amended (the "Act");

     (e) the Company's Prospectus dated May 13, 1999 included in the Company's Post-Effective Amendment to its Registration Statement on Form S-3 (Registration No. 333-61127 attached hereto as Exhibit A) with a draft supplement for this Offering, which includes the risk factor disclosure (Exhibit B); the Company's Annual Report on Form 10-K for its Fiscal Year Ended June 30, 1998, amended on January 29, 1999 and March 31, 1999; the Company's proxy statement dated January 11, 1999, as amended on February 8, 1999, for its Annual Meeting held on February 22, 1999; the description of the Company's common stock, $.001 par value, included in registration statement on Form 8-A (File No. 0-19352), filed July 11, 1995, including any amendment or report filed for the purpose of updating such information; the Company's Quarterly Reports on Form 10-Q and 10-QSB for the fiscal quarters ended March 31, 1996 (as amended on July 12, 1996), September 30,
          1998, December 31, 1998, and March 31, 1999; the following Current Reports on Form 8-K (collectively, Forms "8-K") filed by the Company since July 1, 1998: Dated October 30, 1996 and filed on November 12, 1996, and amended on January 13, 1997, February 17, 1998 and August 11, 1998; Dated June 23, 1998 and filed on July 8, 1998 and amended on August 28, 1998; Dated August 28, 1998 and filed September 11, 1998 and amended November 12, 1998 and January 29, 1999; Dated January 6, 1998 and filed on January 16, 1998, and amended on March 10, 1998, March 30, 1998, August 11, 1998 and March 23, 1999; Dated January 9, 1998 and filed on January 20, 1998, and amended on March 10, 1998, March 30, 1998 and August 11, 1998; Dated January 26, 1998 and filed on March 10, 1998, and amended on March 30, 1998, August 11, 1998 and September 4, 1998; Amendment filed on August 28, 1998 to report dated October 22, 1997 and filed on November 6, 1997; Dated June 30, 1998 and filed October 26, 1998; Dated December 30, 1998 and filed on January 11, 1999; Dated January 22, 1999 and filed on January 27, 1999; and Dated January 22, 1999 and filed on February 5, 1999 (collectively, the "Disclosure Documents") have been delivered to Purchaser and, as of the date of each such respective document included therein and when considered as of today together and with this Agreement, such Disclosure Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made with respect to the Company;

     (f) the Company's Financial Statements for the year ended June 30, 1998, as amended, included in the Disclosure Documents comply in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and have been prepared, and fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its subsidiaries at the respective dates and for the respective periods indicated, in accordance with generally accepted accounting principles consistently applied throughout such periods (except as noted therein);

     (g) except as set forth in the Disclosure Documents or pursuant to this Agreement, since June 30, 1998 (i) the Company has not incurred any material liabilities, direct or contingent, except (A) in the ordinary course of business, (B) additional borrowings under a revolving credit facility (the Loan and Security Agreement dated June 23, 1998, as amended) with Bank of America National Trust and Savings Association, as successor to BankAmerica Business Credit Inc., as agent, and Deutsche Financial Services Corporation as administrative agent under which the Company had borrowed approximately $ 99 million as of June 2, 1999 and had $4 million available to be borrowed, (C) a $15 million bridge loan from Deutsche Bank AG, (D) approximately $23.3 million of subordinated convertible debentures, (E) indebtedness and liabilities assumed in connection with acquisitions, and (F) bridge loans the proceeds of which were used to redeem or repurchase the Company's outstanding 5% Convertible Debentures due 2001 and (ii) there has been no material adverse change in the properties, business, results of operations or financial condition of the Company; and

     (h) as of June 2, 1999 (and without giving effect to the sale of Shares of Common Stock hereunder), the Company had a total of 42,117,711 shares of Common Stock issued and outstanding; approximately 9.1 million shares of Common Stock were reserved for issuance pursuant to existing stock options under the Company's current stock option plans or outside of the plans and an additional approximately 1.1 million shares were issuable upon exercise of options available for future grant; 400,000 shares of Common Stock were reserved for issuance upon grant of Shares under the Bonus Plan, and 3,219,500 shares were reserved for issuance pursuant to exercise of outstanding Warrants, and there will be no changes in these numbers prior to the Closing Date except as a result of (i) shares issued in connection with the conversion or exchange of any securities of the Company or stock options granted under or shares issued under any existing stock option plan or other existing employee bonus or existing incentive plan of the Company, (ii) shares issued pursuant to agreements existing as of the date hereof that guarantee the price of common stock issued in transactions with HybriGene, LLC and Kimeragen, Inc.), and (iii) options to purchase up to 500,000 shares of Common Stock granted to executive management.

5. Conditions of Closing. The obligations of each party hereunder shall be subject to

     (a) the accuracy in all material respects of the representations and warranties of the other party hereto as of the date hereof and as of the Closing Date, as if such representations and warranties had been made again on and as of the Closing Date, (b) the performance in all material respects by the other party of its obligations hereunder which must be performed prior to the Closing Date, (c) issuance of legal opinions to the Purchaser by counsels to the Company in the forms set forth in Exhibit C hereto, with such changes thereto as may be agreed upon by the Purchaser and the applicable counsel, and (d) redemption or repurchase of all of the Company's outstanding 5% Convertible Debentures due December 30, 2001 (or a combination thereof) on or prior to the Closing Date.


6. Indemnification.

     (a) The Company agrees to indemnify and hold harmless the Purchaser, each person, if any, who controls the Purchaser within the meaning of
          Section 15 of the Act and each officer, director, employee and agent of the Purchaser and of any such controlling person against any and all liabilities, claims, damages or expenses whatsoever, as incurred arising out of or resulting from any breach or alleged breach or other violation of any representation, warranty, covenant or undertaking by the Company contained in this Agreement, and the Company will reimburse the Purchaser for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation, and including the reasonable fees and expenses of counsel) incurred in connection therewith.

     (b) The Purchaser agrees to indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Act and each officer, director, employee and agent of the Company and of any such controlling person against any and all losses, liabilities, claims, damages or expenses whatsoever, as incurred arising out of or resulting from any breach or alleged breach or other violation or alleged violation of any representation, warranty, covenant or undertaking by the Purchaser contained in this Agreement, and the Purchaser will reimburse the Company for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation, and including the reasonable fees and expenses of counsel) incurred in connection therewith.

7. Agreements. The Company shall:

     (a) (i) use its best efforts to reduce the percentage of all outstanding stock options, including qualified and non-qualified stock options, granted to directors and employees to 15% of the outstanding Common Stock of the Company by the Company's 2001 annual stockholders meeting (after giving effect to actions taken at such meeting), unless the owners of a majority of the outstanding shares of Common Stock provide their approval to a higher percentage; (ii) obtain additional independent directors (as defined by the Council of Institutional Investors in Exhibit D hereto) so that a majority of the Company's Board of Directors shall consist of independent directors by the Company's 2001 annual stockholders meeting (after giving effect to the election of directors at such meeting); and (iii) by the Company's 2000 annual stockholders meeting (after giving effect to actions taken at such meeting), have the Board of Directors establish a Nominating Committee, consisting solely of independent directors, to select future additional candidates for election to the Board;

     (b) not adopt a shareholder rights plan in the form of a "poison pill" unless the plan provides (i) for approval of continuation of the plan or the use of the blank check preferred stock by the owners of a majority of the Common Stock of the Company by a vote taken no later than the third annual stockholders meeting after its adoption by the Company, and subsequent such approvals of continuation of the plan are obtained no further apart than every three annual stockholders' meetings thereafter; and (ii) that a holding of up to 20 percent of outstanding shares by Purchaser will not trigger the rights plan, any dilution of Purchaser's ownership interests or any loss of rights by Purchaser; and

     (c) not issue blank check preferred stock with the primary effect of preventing the hostile acquisition of securities of the Company unless such issuance has been approved by the owners of a majority of the Common Stock

     (d) unless the owners of a majority of the Common Stock give their approval, not grant any stock options at less than the closing market price on the date of grant or reduce the price of any options which either were granted as a non-qualified stock option grant to an incoming employee or vendor or were granted under any of the Company's existing or future stock option plans, provided, however, that the forgoing shall not preclude the Company from (i) issuing new, lower priced options issued from a stock option plan to persons holding higher priced options from such plan, provided however, that if such new lower priced options are granted in exchange for such higher priced options, the shares covered by such higher priced options shall be canceled or surrendered and not available for re-grant under such stock option plan or (ii) reducing the higher price and number of a non-qualified stock option grant in exchange for a lesser number of lower priced options having a substantially equivalent value as vauled by a recognized stock option valuation model (e.g., Black-Scholes);
          provided that, such reduced non-qualified stock option grants are subject to a revised vesting schedule acceptable to the Purchaser.

8. Survival of Representations and Warranties. The respective agreements, representations, warranties, indemnities and other statements made by or on behalf of each party hereto pursuant to this Agreement, as of the date they were made, shall, unless otherwise specified, survive until the third anniversary of the Closing Date, provided however, that the rights of Purchaser to enforce Paragraphs 7 shall last for as long as Purchaser owns Common Stock of the Company, and shall expire thereafter.

9. Miscellaneous.

     (a) This Agreement may be executed in one or more counterparts and such counterparts shall constitute but one and the same agreement and authorized signatures may be evidenced to the other party by facsimile copies thereof; provided that the originally signed signature page of any party is provided to the other party within two business days after original execution.

     (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party hereto and no other person shall have any right or obligation hereunder. Without limiting the foregoing, the rights of Purchaser set forth in Paragraphs 3 and 7 shall not be transferable to subsequent purchasers of the Shares. Any assignment contrary to the terms hereof shall be null and void and of no force or effect.

     (c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings, whether written or oral, between the parties respecting such subject matter. In particular, the agreements set forth in the resolutions regarding repricing by the Company of stock options, authorizations of further issuances of Preferred Stock having an anti-takeover effect and adoption by the Company of shareholders rights plans adopted by the Board of Directors of the
          Company at their meeting held on December 17, 1997 (the "Resolutions"), are hereby abrogated and superseded by this Agreement. Purchaser will not object or take any action if the Board of Directors of the Company rescinds the Resolutions or takes any actions inconsistent with the Resolutions, so long as Company acts in accordance with its obligations in this Agreement.

     (d) If within 45 days of the date hereof the Company enters into or is a party to any agreement to issue additional equity securities (or securities convertible or exchangeable therefor), the Company shall promptly provide notice of such agreement to the Purchaser, together with a copy of such agreement.

10. Governing Law. This Agreement shall be governed by the internal laws of the State of Nevada.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

                                         AGRIBIOTECH, INC.



                                         By: /s/ Randy Ingram
                                             --------------------------
                                             Randy Ingram,
                                             Co-President and
                                             Chief Financial Officer



                                         THE STATE OF WISCONSIN INVESTMENT BOARD


                                         By: /s/ John F. Nelson
                                             ---------------------------
                                             John F. Nelson
                                             Investment Director,
                                             State of Wisconsin Investment
                                             Board